Exhibit 99.1

August 8, 2007

Tyco International Ltd.
90 Pitts Bay Road, Second Floor
Pembroke, HM 08
Bermuda

Dear Sirs/Madams:

        At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 29, 2007, of the facts relating to the change in the method used to account for pooled subscriber system assets and related deferred revenue. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

        We have not audited any consolidated financial statements of Tyco International Ltd. and its consolidated subsidiaries as of any date or for any period subsequent to September 29, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Tyco International Ltd. and its consolidated subsidiaries as of any date or for any period subsequent to September 29, 2006.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP